Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 002-34099 on Form N-1A of our report dated November 12, 2025, relating to the financial statements and financial highlights of Fidelity Advisor Capital Development Fund, and our report dated November 13, 2025, relating to the consolidated financial statements and consolidated financial highlights of Fidelity Advisor Diversified Stock Fund, appearing on Form N-CSR of Fidelity Destiny Portfolios for the year ended September 30, 2025, and to the references to us under the headings “Financial Highlights” or “Consolidated Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

November 19, 2025